SHEERVISION, INC.


                                                     October 11, 2006


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

                  Re:   SHEERVISION, INC. (THE "COMPANY")
                        REGISTRATION STATEMENT ON FORM SB-2
                        FILE NO. 333-135727

Ladies and gentlemen:

The  Company  respectfully  requests  that  the  above-referenced   registration
statement be declared effective as soon as reasonably practicable on Thursday, October 12, 2006 or as soon thereafter as reasonably practicable.

                                        Very truly yours,

                                        SHEERVISION, INC.



                                        BY: /s/ SUZANNE PUENTE
                                            ------------------
                                            SUZANNE PUENTE
                                            CHIEF FINANCIAL OFFICER